Exhibit 99

FOR IMMEDIATE RELEASE

June 30, 2021

GENERAL MILLS REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS FOR FISCAL 2021 AND PROVIDES FISCAL 2022 OUTLOOK

Full Year Highlights

•	Net sales of $18.1 billion increased 3 percent from the prior year; organic net sales¹ were up 4 percent.
•	Operating profit increased 6 percent to $3.1 billion; constant-currency adjusted operating profit was up 2 percent.
•	Diluted EPS of $3.78 were up 6 percent; adjusted diluted EPS of $3.79 increased 4 percent in constant currency.
•	The company resumed dividend growth and share repurchase activity; total cash returned to shareholders increased 29 percent to $1.5 billion.

Fourth Quarter Highlights

•

Net sales declined 10 percent to $4.5 billion and organic net sales were down 6 percent, reflecting the comparison against the surge in at-home food demand at the outset of the pandemic in the prior year.

•	Operating profit of $548 million was down 34 percent; constant-currency adjusted operating profit was down 18 percent.
•	Diluted earnings per share (EPS) of $0.68 declined 33 percent; adjusted diluted EPS of $0.91 were down 19 percent in constant currency.

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn., June 30, 2021 – General Mills (NYSE: GIS) today reported results for the fourth quarter and fiscal year ended May 30, 2021.  Fiscal 2021 results reflect the impact of one fewer week compared to fiscal 2020.

“I’m pleased with the results the General Mills team delivered in fiscal 2021 under difficult circumstances,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “We competed effectively, generated strong top- and bottom-line growth, and further improved our balance sheet, allowing us to resume dividend growth and share repurchases.  In addition, we advanced our Accelerate strategy by investing in our brands, strengthening our capabilities, building on our leading position as a force for good, and taking significant steps to reshape our portfolio and our organization for future growth.

“We enter fiscal 2022 ready to compete and win in a highly dynamic consumer environment.  We’re taking actions to address near-term cost pressures while remaining focused on the long-term growth opportunities we will capture through our Accelerate strategy.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term.  The strategy focuses on four pillars to create competitive advantages and win:  boldly building brands, relentlessly innovating, unleashing scale, and being a force for good.  The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures, including the acquisition of Tyson Foods’ pet treats business and the proposed divestiture of its European Yoplait operations, to further enhance its growth profile.

General Mills expects that changes in consumer behaviors driven by the COVID-19 pandemic will result in ongoing elevated consumer demand for food at home, relative to pre-pandemic levels.  These changes include more time spent working from home and increased consumer appreciation for cooking and baking.  The company plans to capitalize on these opportunities, addressing evolving consumer needs through its leading brands, innovation, and advantaged capabilities to generate profitable growth.

Fourth Quarter Results Summary

•

Net sales declined 10 percent to $4.5 billion, including a 5-point headwind from an extra week of results in last year’s fourth quarter and 2 points of favorable foreign currency exchange.  Organic net sales were down 6 percent, driven by lower organic pound volume reflecting the comparison against the surge in at-home food demand at the outset of the pandemic in the prior year.  On a 2-year compound growth basis, relative to pre-pandemic levels, fourth-quarter organic net sales were up 4 percent.

•

Gross margin was down 20 basis points to 35.0 percent of net sales, driven by higher input costs, partially offset by a mark-to-market gain compared to a loss in the prior year and comparison against a product recall charge in the prior year.  Adjusted gross margin decreased 160 basis points to 34.5 percent, primarily driven by unfavorable manufacturing leverage.

•

Operating profit of $548 million was down 34 percent, driven by lower gross profit dollars, higher restructuring charges, and a loss on the sale of the Laticínios Carolina yogurt business in Brazil, partially offset by lower selling, general, and administrative (SG&A) expenses.  Operating profit margin of 12.1 percent was down 440 basis points.  Adjusted operating profit of $740 million was down 18 percent in constant currency, primarily driven by lower constant-currency adjusted gross profit dollars, partially offset by lower SG&A expenses.  Adjusted operating profit margin was down 140 basis points to 16.3 percent.

•

Net earnings attributable to General Mills were down 33 percent to $417 million and diluted EPS were down 33 percent to $0.68, primarily reflecting lower operating profit.  Adjusted diluted EPS of $0.91 were down 19 percent in constant currency, primarily reflecting lower adjusted operating profit.

Full Year Results Summary

•

Net sales increased 3 percent to $18.1 billion, driven by higher organic net sales and 1 point of favorable foreign currency exchange, partially offset by a 2-point headwind from an extra week of results in last year’s fourth quarter.  Organic net sales increased 4 percent, reflecting strong execution and broad-based market share gains amid elevated at-home food demand resulting from the pandemic.

•

Gross margin was up 80 basis points to 35.6 percent of net sales, primarily driven by favorable net price realization and mix, lower mark-to-market expenses, and lower restructuring charges in cost of sales, partially offset by higher input costs.  Adjusted gross margin was down 40 basis points to 34.8 percent of net sales, primarily driven by input cost inflation, costs to secure incremental capacity, and higher logistics costs, partially offset by Holistic Margin Management (HMM) cost savings and favorable manufacturing leverage.

•

Operating profit of $3.1 billion was up 6 percent, primarily driven by higher gross profit dollars and favorable net corporate investment activity, partially offset by higher restructuring charges, a loss on the sale of the Laticínios Carolina yogurt business in Brazil, and higher other SG&A expenses, including higher investment in media and capabilities.  Operating profit margin of 17.3 percent was up 50 basis points.  Adjusted operating profit of $3.2 billion increased 2 percent in constant currency, primarily driven by higher constant-currency adjusted gross profit dollars, partially offset by higher SG&A expenses, including increased investment in media and capabilities.  Adjusted operating profit margin increased 10 basis points to 17.4 percent.

•

Net earnings attributable to General Mills were up 7 percent to $2.3 billion and diluted EPS were up 6 percent to $3.78, primarily reflecting higher operating profit.  Adjusted diluted EPS of $3.79 were up 4 percent in constant currency, primarily reflecting higher adjusted operating profit, lower net interest expense, and higher after-tax earnings from joint ventures, partially offset by a higher adjusted effective tax rate and higher average diluted shares outstanding.

Operating Segment Results

Note:  Tables may not foot due to rounding.

Components of Fiscal 2021 Reported Net Sales Growth
Fourth Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(24) pts	6 pts	1 pt	(17)%
Pet	(23) pts	3 pts	--	(20)%
Convenience Stores & Foodservice	16 pts	10 pts	--	25%
Europe & Australia	(10) pts	1 pt	10 pts	2%
Asia & Latin America	3 pts	10 pts	3 pts	17%
Total	(12) pts	--	2 pts	(10)%
Full Year
North America Retail	1 pt	1 pt	--	2%
Pet	2 pts	--	--	2%
Convenience Stores & Foodservice	(4) pts	--	--	(4)%
Europe & Australia	(3) pts	3 pts	7 pts	8%
Asia & Latin America	10 pts	4 pts	(4) pts	10%
Total	--	2 pts	1 pt	3%

Components of Fiscal 2021 Organic Net Sales Growth
Fourth Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	53rd Week	Reported Net Sales
North America Retail	(19) pts	7 pts	(13)%	1 pt	--	(6) pts	(17)%
Pet	(23) pts	3 pts	(20)%	--	--	--	(20)%
Convenience Stores & Foodservice	24 pts	10 pts	33%	--	--	(8) pts	25%
Europe & Australia	(3) pts	1 pt	(2)%	10 pts	(1) pt	(6) pts	2%
Asia & Latin America	12 pts	10 pts	22%	3 pts	--	(8) pts	17%
Total	(6) pts	--	(6)%	2 pts	--	(5) pts	(10)%
Full Year
North America Retail	3 pts	1 pt	4%	--	--	(2) pts	2%
Pet	2 pts	--	2%	--	--	--	2%
Convenience Stores & Foodservice	(2) pts	(1) pt	(3)%	--	--	(1) pt	(4)%
Europe & Australia	--	4 pts	3%	7 pts	(1) pt	(2) pts	8%
Asia & Latin America	12 pts	3 pts	15%	(4) pts	--	(2) pts	10%
Total	2 pts	2 pts	4%	1 pt	--	(2) pts	3%

Fiscal 2021 Segment Operating Profit Growth
Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(30)%	(31)%
Pet	(24)%	(24)%
Convenience Stores & Foodservice	143%	143%
Europe & Australia	Flat	(16)%
Asia & Latin America	NM	NM
Total	(19)%	(20)%
Full Year
North America Retail	Flat	Flat
Pet	6%	6%
Convenience Stores & Foodservice	(9)%	(9)%
Europe & Australia	33%	24%
Asia & Latin America	NM	NM
Total	3%	2%

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment were down 17 percent to $2.64 billion, primarily reflecting the comparison against the surge in at-home food demand at the outset of the pandemic as well as a 6-point headwind from an extra week of results in last year’s fourth quarter.  Organic net sales were down 13 percent, with lower organic pound volume partially offset by favorable organic net price realization and mix.  Net sales declines totaled 30 percent in U.S. Meals & Baking, 16 percent in U.S. Cereal, 6 percent in U.S. Yogurt, and 2 percent in U.S. Snacks.  Constant-currency net sales were down 9 percent in Canada.  On a 2-year compound growth basis, relative to pre-

pandemic levels, fourth-quarter organic net sales were up 6 percent.  Segment operating profit was down 30 percent to $620 million, primarily driven by lower net sales and higher input costs, including unfavorable manufacturing leverage.

For the full year, North America Retail segment net sales increased 2 percent to $11.0 billion, primarily driven by strong execution to service increased at-home food demand, partially offset by a 2-point headwind from an extra week of results a year ago.  Organic net sales increased 4 percent.  On a 2-year compound growth basis, annual organic net sales were up 5 percent.  Segment operating profit was essentially unchanged at $2.62 billion, driven by input cost inflation, costs to secure incremental capacity, and higher media and other SG&A expenses, offset by HMM cost savings and higher volume.

Pet Segment

Fourth-quarter net sales for the Pet segment were down 20 percent to $444 million, reflecting an extra month of results in the prior-year quarter as the segment’s calendar was aligned to the company’s May fiscal year end, as well as comparison against pandemic-driven stock-up demand from pet parents in last year’s fourth quarter.  Retail sales in measured channels were up double digits in the quarter.  On a 2-year compound growth basis, which eliminates the impact of the extra month of results in fiscal 2020, fourth-quarter net sales were up 5 percent.  Segment operating profit was down 24 percent to $103 million, primarily driven by lower volume and higher input costs, partially offset by lower SG&A expenses and favorable net price realization and mix.

For the full year, Pet segment net sales increased 2 percent to $1.73 billion, driven by positive contributions from volume growth on a like-for-like basis, partially offset by the comparison to the extra month of results a year ago.  On a 2-year compound growth basis, annual net sales were up 10 percent.  The BLUE brand continued to win with pet parents in fiscal 2021, with full-year retail sales up double digits and a strong increase in market share.  Segment operating profit of $415 million was up 6 percent, driven by higher net sales and lower SG&A expenses, partially offset by higher input costs.

Convenience Stores & Foodservice Segment

Fourth-quarter net sales for the Convenience Stores & Foodservice segment increased 25 percent to $493 million, reflecting the favorable comparison against the pandemic-driven reduction in away-from-home food demand a year ago, partially offset by an 8-point headwind from an extra week of results in last year’s fourth quarter.  Organic net sales were up 33 percent.  On a 2-year compound growth basis, relative to pre-pandemic levels, fourth-quarter organic net sales were down 3 percent.  Segment operating profit increased 143 percent to $94 million, driven by higher net sales and lower SG&A expenses.

For the full year, Convenience Stores & Foodservice net sales decreased 4 percent to $1.74 billion, reflecting reduced away-from-home food demand and a 1-point headwind from an extra week of results a year ago.  Organic net sales declined 3 percent.  On a 2-year compound growth basis, annual organic net sales were down 6 percent.  Segment operating profit declined 9 percent to $306 million, primarily driven by lower net sales and higher input costs, partially offset by lower SG&A expenses.

Europe & Australia Segment

Fourth-quarter net sales for the Europe & Australia segment increased 2 percent to $539 million, primarily driven by 10 points of favorable foreign currency exchange, partially offset by a 6-point headwind from an extra week of results in last year’s fourth quarter.  Organic net sales were down 2 percent, reflecting the comparison against elevated at-home food demand at the outset of the pandemic.  Net sales declines in Old El Paso Mexican food and Betty Crocker dessert mixes were partially offset by growth in away-from-home channels.  On a 2-year compound growth basis, relative to pre-pandemic levels, fourth-quarter organic net sales were up 1 percent.  Segment operating profit of $33 million was essentially unchanged as reported and down 16 percent in constant currency, primarily driven by higher input costs and lower net sales, partially offset by lower SG&A expenses.

For the full year, Europe & Australia net sales increased 8 percent to $1.98 billion, including 7 points of favorable foreign currency exchange and a 2-point headwind from an extra week of results in last year’s fourth quarter.  Organic net sales increased 3 percent, reflecting positive market share performance amid increased at-home food demand.  On a 2-year compound growth basis, annual organic net sales were up 1 percent.  Segment operating profit of $151 million was up 33 percent as reported and up 24 percent in constant currency, primarily driven by higher net sales and lower SG&A expenses, partially offset by higher input costs.

Asia & Latin America Segment

Fourth-quarter net sales for the Asia & Latin America segment increased 17 percent to $407 million, reflecting a pandemic-driven increase in at-home food demand in Latin America, recovery in away-from-home food outlets including Häagen-Dazs shops in Asia, and 3 points of favorable foreign currency exchange, partially offset by an 8-point headwind from an extra week of results in last year’s fourth quarter.  Organic net sales increased 22 percent.  On a 2-year compound growth basis, relative to pre-pandemic levels, fourth-quarter organic net sales were up 7 percent.  Segment operating profit totaled $23 million compared to a loss of $24 million a year ago, driven by higher net sales and lower SG&A expenses, partially offset by higher input costs.

For the full year, Asia & Latin America net sales increased 10 percent to $1.68 billion, including 4 points of unfavorable foreign currency exchange and a 2-point headwind from an extra week of results in last year’s fourth quarter.  Organic net sales were up 15 percent, including double-digit growth in both Latin America and Asia.  On a 2-year compound growth basis, annual organic net sales were up 6 percent.  Segment operating profit increased $67 million to $86 million, primarily driven by higher net sales and favorable foreign currency exchange, partially offset by higher input costs.

Joint Venture Summary

Fourth-quarter net sales for Cereal Partners Worldwide (CPW) were down 2 percent in constant currency, reflecting the comparison against the surge in at-home food demand at the outset of the pandemic a year ago.  Constant-currency net sales for Häagen-Dazs Japan (HDJ) were up 12 percent in the quarter, driven by successful new product launches and strong growth on the core.  Combined after-tax earnings from joint ventures in the quarter were down 16 percent to $28 million.  For the full year, after-tax earnings from joint ventures increased 29 percent to $118 million, driven by net sales growth for both CPW and HDJ.

Other Income Statement Items

Full-year unallocated corporate items totaled $212 million net expense in fiscal 2021 compared to $509 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $428 million net expense this year compared to $429 million net expense last year.

The company recorded a $54 million pre-tax loss on a divestiture in fiscal 2021 (please see Note 2 below for more information on these charges).  Restructuring, impairment, and other exit costs totaled $170 million this year compared to $24 million a year ago.  An additional $2 million of restructuring and project-related charges were recorded in cost of sales this year compared to $27 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense in fiscal 2021 totaled $420 million compared to $466 million a year ago, primarily driven by lower rates and lower average debt balances.  The effective tax rate for fiscal 2021 was 22.0 percent compared to 18.5 percent last year (please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate was 21.1 percent compared to 20.7 percent a year ago.

Net earnings attributable to redeemable and non-controlling interests totaled $6 million compared to $30 million a year ago, primarily driven by the joint venture partner’s 49 percent share of the loss on the sale of the Laticínios Carolina yogurt business in Brazil.

Cash Flow Generation, Cash Returns, and Debt Leverage

Fiscal 2021 cash provided by operating activities of $2.98 billion was down 19 percent from the prior year, primarily driven by changes in current assets and liabilities, partially offset by a change in deferred income taxes and higher net earnings.  The decrease in operating cash flow included a comparison against timing benefits from pandemic-driven volume increases in the prior-year fourth quarter.  Capital investments totaled $531 million compared to $461 million a year ago.  Full-year operating cash flow conversion was 127 percent of after-tax earnings and free cash flow conversion was 103 percent of adjusted after-tax earnings.  Dividends paid increased 4 percent to $1.25 billion.  General Mills repurchased approximately 5 million shares of common stock in fiscal 2021 for a total of $301 million.  Average diluted shares outstanding increased 1 percent to 619 million.  Debt was reduced by $928 million.  The net debt-to-operating cash flow ratio was 3.7x compared to 3.2x a year ago, and the net-debt-to-adjusted-EBITDA ratio was 2.9x compared to 3.2x in fiscal 2020.

Fiscal 2022 Outlook

General Mills expects the largest factors impacting its performance in fiscal 2022 will be relative balance of at-home versus away-from-home consumer food demand and the inflationary cost environment, both of which remain uncertain.  The company expects at-home food demand will decline year over year in fiscal 2022 across most of its core markets, though will remain above pre-pandemic levels.  Conversely, away-from-home food demand is expected to continue to recover in fiscal 2022, though not fully to pre-pandemic levels.  With roughly 85 percent of the company’s net sales representing at-home food occasions, these dynamics are expected to result in lower aggregate consumer demand in the company’s categories in fiscal 2022 compared to fiscal 2021 levels.

Total input cost inflation is currently expected to be approximately 7 percent of cost of goods sold in fiscal 2022.  The company is addressing the inflationary environment with strong HMM cost savings expected to total roughly 4 percent of cost of goods sold and with positive net price realization generated through its Strategic Revenue Management capability, including pricing actions the company has already announced across most of its portfolio.

With these assumptions in mind, General Mills outlined its key full-year fiscal 2022 targets:

•	Organic net sales are expected to decline 1 to 3 percent, reflecting the outlook for lower consumer demand.
•	Constant-currency adjusted operating profit is expected to decline 2 to 4 percent from the base of $3.2 billion reported in fiscal 2021.
•	Constant-currency adjusted diluted EPS are expected to range between flat and down 2 percent from the base of $3.79 earned in fiscal 2021.
•

Relative to pre-pandemic levels in fiscal 2019, the midpoints of these fiscal 2022 guidance ranges equate to 3-year compound annual growth rates of approximately 2 percent for organic net sales, 2 percent for constant-currency adjusted operating profit, and 5 percent for constant-currency adjusted diluted EPS.

•	Free cash flow conversion is expected to be approximately 95 percent of adjusted after-tax earnings.
•	The above targets exclude any impact from recent acquisition and divestiture transactions that have not yet closed.

General Mills will issue pre-recorded management remarks today, June 30, 2021, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time).  The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2022 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon:  +1-763-764-2301

(Media) Kelsey Roemhildt:  +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except per Share Data)

	Fiscal Year
	2021	% Change	2020	% Change	2019
	(Unaudited)
Net sales	$18,127.0	3%	$17,626.6	5%	$16,865.2
Cost of sales	11,678.7	2%	11,496.7	3%	11,108.4
Selling, general, and administrative expenses	3,079.6	(2%)	3,151.6	7%	2,935.8
Divestitures loss	53.5	NM	-	NM	30.0
Restructuring, impairment, and other exit costs	170.4	NM	24.4	(91%)	275.1
Operating profit	3,144.8	6%	2,953.9	17%	2,515.9
Benefit plan non-service income	(132.9)	18%	(112.8)	28%	(87.9)
Interest, net	420.3	(10%)	466.5	(11%)	521.8
Earnings before income taxes and after-tax earnings from joint ventures	2,857.4	10%	2,600.2	25%	2,082.0
Income taxes	629.1	31%	480.5	31%	367.8
After-tax earnings from joint ventures	117.7	29%	91.1	27%	72.0
Net earnings, including earnings attributable to redeemable and noncontrolling interests	2,346.0	6%	2,210.8	24%	1,786.2
Net earnings attributable to redeemable and noncontrolling interests	6.2	(79%)	29.6	(12%)	33.5
Net earnings attributable to General Mills	$2,339.8	7%	$2,181.2	24%	$1,752.7
Earnings per share — basic	$3.81	6%	$3.59	23%	$2.92
Earnings per share — diluted	$3.78	6%	$3.56	23%	$2.90
Dividends per share	$2.02	3%	$1.96	-	$1.96

	Fiscal Year
Comparisons as a % of net sales:	2021	Basis Pt Change	2020	Basis Pt Change	2019
Gross margin	35.6%	80	34.8%	70	34.1%
Selling, general, and administrative expenses	17.0%	(90)	17.9%	50	17.4%
Operating profit	17.3%	50	16.8%	190	14.9%
Net earnings attributable to General Mills	12.9%	50	12.4%	200	10.4%

	Fiscal Year
Adjusted comparisons as a % of net sales (a):	2021	Basis Pt Change	2020	Basis Pt Change	2019
Adjusted gross margin	34.8%	(40)	35.2%	80	34.4%
Adjusted operating profit	17.4%	10	17.3%	40	16.9%
Adjusted net earnings attributable to General Mills	13.0%	40	12.6%	100	11.6%

(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 30, 2021	May 31, 2020	% Change
Net sales	$4,523.6	$5,023.0	(10%)
Cost of sales	2,940.7	3,254.9	(10%)
Selling, general, and administrative expenses	823.0	927.1	(11%)
Divestiture loss	53.5	-	NM
Restructuring, impairment, and other exit costs	158.5	11.5	NM
Operating profit	547.9	829.5	(34%)
Benefit plan non-service income	(33.3)	(22.1)	51%
Interest, net	102.6	118.6	(13%)
Earnings before income taxes and after-tax earnings from joint ventures	478.6	733.0	(35%)
Income taxes	106.9	139.6	(23%)
After-tax earnings from joint ventures	28.2	33.6	(16%)
Net earnings, including earnings attributable to redeemable and noncontrolling interests	399.9	627.0	(36%)
Net earnings attributable to redeemable and noncontrolling interests	(16.9)	1.3	NM
Net earnings attributable to General Mills	$416.8	$625.7	(33%)
Earnings per share — basic	$0.68	$1.03	(34%)
Earnings per share — diluted	$0.68	$1.02	(33%)

	Quarter Ended
Comparisons as a % of net sales:	May 30, 2021	May 31, 2020	Basis Pt Change
Gross margin	35.0%	35.2%	(20)
Selling, general, and administrative expenses	18.2%	18.5%	(30)
Operating profit	12.1%	16.5%	(440)
Net earnings attributable to General Mills	9.2%	12.5%	(330)

	Quarter Ended
Adjusted comparisons as a % of net sales (a):	May 30, 2021	May 31, 2020	Basis Pt Change
Adjusted gross margin	34.5%	36.1%	(160)
Adjusted operating profit	16.3%	17.7%	(140)
Adjusted net earnings attributable to General Mills	12.5%	13.4%	(90)

(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions)

	Fiscal Year
	2021	% Change	2020	% Change	2019
	(Unaudited)
Net sales:
North America Retail	$10,995.4	2%	$10,750.5	8%	$9,925.2
Europe & Australia	1,981.5	8%	1,838.9	(3%)	1,886.7
Convenience Stores & Foodservice	1,742.4	(4%)	1,816.4	(8%)	1,969.1
Pet	1,732.4	2%	1,694.6	18%	1,430.9
Asia & Latin America	1,675.3	10%	1,526.2	(8%)	1,653.3
Total	$18,127.0	3%	$17,626.6	5%	$16,865.2

Operating profit:
North America Retail	$2,623.2	Flat	$2,627.0	15%	$2,277.2
Europe & Australia	151.0	33%	113.8	(8%)	123.3
Convenience Stores & Foodservice	306.0	(9%)	337.2	(20%)	419.5
Pet	415.0	6%	390.7	46%	268.4
Asia & Latin America	85.6	NM	18.7	(74%)	72.4
Total segment operating profit	3,580.8	3%	3,487.4	10%	3,160.8

Unallocated corporate items	212.1	(58%)	509.1	50%	339.8
Divestitures loss	53.5	NM	-	NM	30.0
Restructuring, impairment, and other exit costs	170.4	NM	24.4	(91%)	275.1
Operating profit	$3,144.8	6%	$2,953.9	17%	$2,515.9

For the Pet operating segment, fiscal 2021 and fiscal 2019 included 12 months of results. Fiscal 2020 included 13 months of results as we changed the Pet operating segment’s reporting period from an April fiscal year-end to a May fiscal year-end to match our fiscal calendar.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	May 30, 2021	May 31, 2020	% Change
Net sales:
North America Retail	$2,640.1	$3,196.4	(17%)
Europe & Australia	538.9	530.0	2%
Convenience Stores & Foodservice	493.2	393.1	25%
Pet	444.4	554.6	(20%)
Asia & Latin America	407.0	348.9	17%
Total	$4,523.6	$5,023.0	(10%)

Operating profit:
North America Retail	$620.4	$892.6	(30%)
Europe & Australia	32.7	32.7	Flat
Convenience Stores & Foodservice	94.4	38.8	143%
Pet	103.1	135.0	(24%)
Asia & Latin America	23.1	(23.9)	NM
Total segment operating profit	873.7	1,075.2	(19%)

Unallocated corporate items	113.8	234.2	(51%)
Divestiture loss	53.5	-	NM
Restructuring, impairment, and other exit costs	158.5	11.5	NM
Operating profit	$547.9	$829.5	(34%)

For the Pet operating segment, the fourth quarter of fiscal 2021 and fiscal 2019 included 3 months of results. The fourth quarter of fiscal 2020 includes 4 months of results as we changed the Pet operating segment’s reporting period from an April fiscal year-end to a May fiscal year-end to match our fiscal calendar.

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	May 30, 2021	May 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,505.2	$1,677.8
Receivables	1,638.5	1,615.1
Inventories	1,820.5	1,426.3
Prepaid expenses and other current assets	790.3	402.1
Total current assets	5,754.5	5,121.3
Land, buildings, and equipment	3,606.8	3,580.6
Goodwill	14,062.4	13,923.2
Other intangible assets	7,150.6	7,095.8
Other assets	1,267.6	1,085.8
Total assets	$31,841.9	$30,806.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,653.5	$3,247.7
Current portion of long-term debt	2,463.8	2,331.5
Notes payable	361.3	279.0
Other current liabilities	1,787.2	1,633.3
Total current liabilities	8,265.8	7,491.5
Long-term debt	9,786.9	10,929.0
Deferred income taxes	2,118.4	1,947.1
Other liabilities	1,292.7	1,545.0
Total liabilities	21,463.8	21,912.6
Redeemable interest	604.9	544.6
Stockholders' equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,365.5	1,348.6
Retained earnings	17,069.8	15,982.1
Common stock in treasury, at cost, shares of 146.9 and 144.8	(6,611.2)	(6,433.3)
Accumulated other comprehensive loss	(2,429.2)	(2,914.4)
Total stockholders' equity	9,470.4	8,058.5
Noncontrolling interests	302.8	291.0
Total equity	9,773.2	8,349.5
Total liabilities and equity	$31,841.9	$30,806.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions)
	Fiscal Year
	2021	2020
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,346.0	$2,210.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	601.3	594.7
After-tax earnings from joint ventures	(117.7)	(91.1)
Distributions of earnings from joint ventures	95.2	76.5
Stock-based compensation	89.9	94.9
Deferred income taxes	118.8	(29.6)
Pension and other postretirement benefit plan contributions	(33.4)	(31.1)
Pension and other postretirement benefit plan costs	(33.6)	(32.3)
Divestiture loss	53.5	-
Restructuring, impairment, and other exit costs	150.9	43.6
Changes in current assets and liabilities, excluding the effects of divestiture	(155.9)	793.9
Other, net	(131.8)	45.9
Net cash provided by operating activities	2,983.2	3,676.2
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(530.8)	(460.8)
Investments in affiliates, net	15.5	(48.0)
Proceeds from disposal of land, buildings, and equipment	2.7	1.7
Proceeds from divestiture	2.9	-
Other, net	(3.1)	20.9
Net cash used by investing activities	(512.8)	(486.2)
Cash Flows - Financing Activities
Change in notes payable	71.7	(1,158.6)
Issuance of long-term debt	1,576.5	1,638.1
Payment of long-term debt	(2,609.0)	(1,396.7)
Debt exchange participation incentive cash payment	(201.4)	-
Proceeds from common stock issued on exercised options	74.3	263.4
Purchases of common stock for treasury	(301.4)	(3.4)
Dividends paid	(1,246.4)	(1,195.8)
Distributions to noncontrolling and redeemable interest holders	(48.9)	(72.5)
Other, net	(30.9)	(16.0)
Net cash used by financing activities	(2,715.5)	(1,941.5)
Effect of exchange rate changes on cash and cash equivalents	72.5	(20.7)
(Decrease) increase in cash and cash equivalents	(172.6)	1,227.8
Cash and cash equivalents - beginning of year	1,677.8	450.0
Cash and cash equivalents - end of year	$1,505.2	$1,677.8
Cash flow from changes in current assets and liabilities, excluding the effects of divestiture:
Receivables	$27.9	$37.9
Inventories	(354.7)	103.1
Prepaid expenses and other current assets	(42.7)	94.2
Accounts payable	343.1	392.5
Other current liabilities	(129.5)	166.2
Changes in current assets and liabilities	$(155.9)	$793.9
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Our fiscal year ends on the last Sunday in May. Fiscal years 2021 and 2019 consist of 52 weeks, while fiscal 2020 consisted of 53 weeks.

As part of a long-term plan to conform the fiscal year ends of all our operations, in fiscal 2020 we changed the reporting period of our Pet segment from an April fiscal year-end to a May fiscal year-end to match our fiscal calendar. Accordingly, our fiscal 2020 results include 13 months of Pet segment results compared to 12 months in fiscal 2021 and 2019. The impact of this change was not material to our consolidated results of operations and, therefore, we did not restate prior period financial statements for comparability. Our India business is on an April fiscal year end.

In the first quarter of fiscal 2021, we adopted new accounting requirements related to the measurement of credit losses on financial instruments, including trade receivables. The new standard and subsequent amendments replace the incurred loss impairment model with a forward-looking expected credit loss model, which will generally result in earlier recognition of credit losses. Our allowance for doubtful accounts represents our estimate of expected credit losses related to our trade receivables. We pool our trade receivables based on similar risk characteristics, such as geographic location, business channel, and other account data. To estimate our allowance for doubtful accounts, we leverage information on historical losses, asset-specific risk characteristics, current conditions, and reasonable and supportable forecasts of future conditions. Account balances are written off against the allowance when we deem the amount is uncollectible. We adopted the requirements of the new standard and subsequent amendments using the modified retrospective transition approach, and recorded a decrease to retained earnings of $6 million after-tax.

(2)	During the fourth quarter of fiscal 2021, we recorded a pre-tax loss of $54 million related to the sale of our Laticínios Carolina business in Brazil.

During the fourth quarter of fiscal 2021, we entered into a definitive agreement to acquire Tyson Foods’ pet treats business for $1.2 billion in cash. We expect to close on the acquisition in the first quarter of fiscal 2022. We intend to fund the acquisition with cash and short-term debt.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Fiscal Year
In Millions	May 30, 2021	May 31, 2020	2021	2020	2019
Restructuring, impairment, and other exit costs	$158.5	$11.5	$170.4	$24.4	$275.1
Cost of sales	0.6	1.5	2.3	25.8	9.9
Total restructuring and impairment charges	159.1	13.0	172.7	50.2	285.0
Project-related costs classified in cost of sales	$-	$0.4	$-	$1.5	$1.3

In fiscal 2021, we approved restructuring actions designed to better align our organizational structure and resources with strategic initiatives. We expect to incur approximately $170 million to $220 million of restructuring charges related to these global actions, of which approximately $130 million to $180 million will be cash. These charges are expected to consist primarily of severance and other benefits costs and other charges, including consulting and professional fees, contract termination costs, and fixed asset write-offs. We recognized $149 million of severance and other benefits costs and $8 million of other costs in fiscal 2021 related to these actions. We expect these actions to be completed by the end of fiscal 2023.

In fiscal 2021, we approved restructuring actions to leverage more efficient and effective route-to-market models and to optimize our supply chain in our Asia & Latin America segment. We expect to incur approximately $17 million of restructuring charges related to these actions, of which approximately $10 million will be cash. These charges are expected to consist of approximately $9 million of severance and $8 million of other costs, primarily asset write-offs. We recognized $9 million of severance and $4 million of other costs in fiscal 2021 related to these actions. We expect these actions to be completed by the end of the first quarter of fiscal 2022.

In fiscal 2020, we did not undertake any new restructuring actions. We recorded $50 million of restructuring charges for previously announced restructuring actions.

(4)

In the fourth quarter of fiscal 2021, unallocated corporate expense decreased $120 million to $114 million compared to $234 million last year, primarily driven by compensation and benefits expense. We recorded a $21 million net decrease in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2021, compared to a $24 million net increase in expense in the fourth quarter of fiscal 2020. We also recorded a $3 million favorable adjustment related to a product recall in our international Green Giant business in the fourth quarter of fiscal 2021, compared to a $19 million charge in the fourth quarter of fiscal 2020. In addition, we recorded $1 million of restructuring charges in cost of sales in the fourth quarter of fiscal 2021 compared to $2 million of restructuring charges in the fourth quarter of fiscal 2020. In the fourth quarter of fiscal 2021, we recorded $10 million of transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business. We also recorded a $9 million gain related to a Brazil indirect tax item in the fourth quarter of fiscal 2021.

In fiscal 2021, unallocated corporate expense decreased $297 million to $212 million compared to $509 million last year. In fiscal 2021, we recorded a $139 million net decrease in expense related to mark-to-market valuation of certain commodity positions and grain inventories compared to a $25 million net increase in expense in the prior year. In addition, we recorded $2 million of restructuring charges in cost of sales in fiscal 2021, compared to $26 million of restructuring charges and $2 million of restructuring initiative project-related costs in cost of sales in fiscal 2020. We also recorded a $4 million favorable adjustment related to a product recall in our international Green Giant business in fiscal 2021, compared to a $19 million charge in fiscal 2020. In fiscal 2021, we recorded $76 million of net gains related to valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021, compared to $8 million of net losses related to valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. In fiscal 2021, we recorded $10 million of transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business. We also recorded a $9 million gain related to a Brazil indirect tax item in fiscal 2021.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 30, 2021	May 31, 2020	2021	2020	2019
Net earnings attributable to General Mills	$416.8	$625.7	$2,339.8	$2,181.2	$1,752.7
Average number of common shares - basic EPS	612.4	610.9	614.1	608.1	600.4
Incremental share effect from: (a)
Stock options	2.4	2.5	2.5	2.7	3.1
Restricted stock units and performance share units	2.7	2.8	2.5	2.5	1.9
Average number of common shares - diluted EPS	617.5	616.1	619.1	613.3	605.4
Earnings per share — basic	$0.68	$1.03	$3.81	$3.59	$2.92
Earnings per share — diluted	$0.68	$1.02	$3.78	$3.56	$2.90
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the fourth quarter of fiscal 2021 was 22.3 percent compared to 19.0 percent for the fourth quarter of fiscal 2020. The 3.3 percentage point increase was primarily due to the non-deductible loss associated with the sale of Laticínios Carolina business in Brazil in fiscal 2021 and certain nonrecurring discrete tax benefits in the fourth quarter of fiscal 2020. Our adjusted effective tax rate was 18.5 percent in the fourth quarter of fiscal 2021 compared to 19.1 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP).

The effective tax rate for fiscal 2021 was 22.0 percent compared to 18.5 percent in fiscal 2020. The 3.5 percentage point increase was primarily due to the net benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020, the non-deductible loss associated with the sale of our Laticínios Carolina business in Brazil in fiscal 2021, and more favorable discrete tax benefits in fiscal 2020. Our adjusted effective tax rate was 21.1 percent in fiscal 2021, compared to 20.7 percent in the same period of fiscal 2020 (see Note 7 below for a description of our use of measures not defined by GAAP).

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2022 outlook for organic net sales growth, constant-currency adjusted operating profit, adjusted diluted EPS, and free cash flow are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs, acquisitions, divestitures, and mark-to-market effects. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring actions throughout fiscal 2022. The unavailable information could have a significant impact on our fiscal 2022 GAAP financial results.

For fiscal 2022, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and divestitures completed prior to fiscal 2022 to have an immaterial impact on net sales growth; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring charges and project-related costs related to actions previously announced to total approximately $10 million to $60 million. Our fiscal 2022 guidance does not incorporate the potential impacts of any acquisitions or divestitures that have not yet been completed.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended				Fiscal Year
	May 30, 2021	May 31, 2020	Change		2021	2020	Change
Operating profit growth as reported	$547.9	$829.5	(34)%		$3,144.8	$2,953.9	6%
Restructuring charges (a)	159.1	13.0			172.7	50.2
Project-related costs (a)	-	0.4			-	1.5
Mark-to-market effects (b)	(20.8)	23.7			(138.8)	24.7
Investment activity, net (c)	1.9	1.7			(76.4)	8.4
Divestiture loss (d)	53.5	-			53.5	-
Transaction costs (e)	9.5	-			9.5	-
Non-income tax gain (f)	(8.8)	-			(8.8)	-
Product recall adjustment, net (g)	(2.8)	19.3			(3.5)	19.3
Adjusted operating profit	$739.6	$887.7	(17)%		$3,153.2	$3,058.0	3%
Foreign currency exchange impact			2	pts			1	pt
Adjusted operating profit growth on a constant-currency basis			(18)%				2%

Note: Table may not foot due to rounding.

(a)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020. See Note 3.

(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(c)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 4.
(d)	Divestiture loss from the sale of our Laticínios Carolina business in Brazil. See Note 2.
(e)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business. See Note 4.

(f)	Gain related to Brazil indirect tax item. See Note 4.
(g)	Net product recall adjustment related to our international Green Giant business in fiscal 2021. Product recall costs related to our international Green Giant business in fiscal 2020. See Note 4.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended				Fiscal Year
Per Share Data	May 30, 2021	May 31, 2020	Change		2021	2020	Change
Diluted earnings per share, as reported	$0.68	$1.02	(33)%		$3.78	$3.56	6%
Restructuring charges (a)(j)	0.20	0.01			0.22	0.06
Mark-to-market effects (b)(j)	(0.02)	0.03			(0.17)	0.03
Investment activity, net (c)(j)	-	-			(0.10)	-
Divestiture loss (d)(j)	0.04	-			0.04	-
Tax items (e)	0.02	-			0.02	(0.09)
Transaction costs (f)(j)	0.01	-			0.01	-
Non-income tax gain (g)(j)	(0.01)	-			(0.01)	-
Product recall (h)(j)	-	0.03			-	0.03
CPW restructuring charges (i)	-	-			-	0.01
Adjusted diluted earnings per share	$0.91	$1.10	(17)%		$3.79	$3.61	5%
Foreign currency exchange impact			2	pts			1	pt
Adjusted diluted earnings per share growth, on a constant-currency basis			(19)%				4%

Note: Table may not foot due to rounding.

(a)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring charges for previously announced restructuring actions in fiscal 2020. See Note 3.

(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(c)	Valuation adjustments and the gain on sale of certain corporate investments. See Note 4.
(d)	Our 51 percent share of the divestiture loss from the sale of our Laticínios Carolina business in Brazil. See Note 2.
(e)

Tax item related to amendments to reorganize certain U.S. retiree health and welfare benefit plans in fiscal 2021. Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020. See Note 6.

(f)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business. See Note 4.

(g)	Gain related to Brazil indirect tax item. See Note 4.
(h)	Product recall costs related to our international Green Giant business in fiscal 2020. See Note 4.
(i)	CPW restructuring charges related to previously announced restructuring actions.
(j)	See reconciliation of adjusted effective income tax rate below for tax impact of adjustment.

Organic Net Sales on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our organic net sales growth in fiscal 2021 to pre-pandemic levels of activity in fiscal 2019.

Organic net sales on a 2-year compound growth rate basis are calculated as follows:

	Fourth Quarter
	Reported Net Sales Growth	Foreign Exchange		Acquisitions and Divestitures		53rd Week		Organic Net Sales
Total
Fiscal 2020 vs. Fiscal 2019	21%	(2)	pts	-		7	pts	16%
Fiscal 2021 vs. Fiscal 2020	(10)%	2	pts	-		(5)	pts	(6)%
2-year compound growth	4%							4%

North America Retail
Fiscal 2020 vs. Fiscal 2019	36%	-		-		9	pts	28%
Fiscal 2021 vs. Fiscal 2020	(17)%	1	pt	-		(6)	pts	(13)%
2-year compound growth	6%							6%

Europe & Australia
Fiscal 2020 vs. Fiscal 2019	6%	(4)	pts	-		7	pts	4%
Fiscal 2021 vs. Fiscal 2020	2%	10	pts	(1)	pt	(6)	pts	(2)%
2-year compound growth	4%							1%

Convenience Stores & Foodservice
Fiscal 2020 vs. Fiscal 2019	(24)%	-		-		4	pts	(29)%
Fiscal 2021 vs. Fiscal 2020	25%	-		-		(8)	pts	33%
2-year compound growth	(3)%							(3)%

Pet
Fiscal 2020 vs. Fiscal 2019	37%	-		-		-		37%
Fiscal 2021 vs. Fiscal 2020	(20)%	-		-		-		(20)%
2-year compound growth	5%							5%

Asia & Latin America
Fiscal 2020 vs. Fiscal 2019	(12)%	(11)	pts	-		7	pts	(7)%
Fiscal 2021 vs. Fiscal 2020	17%	3	pts	-		(8)	pts	22%
2-year compound growth	1%							7%

	Full Year
	Reported Net Sales Growth	Foreign Exchange		Acquisitions and Divestitures		53rd Week		Organic Net Sales
Total
Fiscal 2020 vs. Fiscal 2019	5%	(1)	pt	-		2	pts	4%
Fiscal 2021 vs. Fiscal 2020	3%	1	pt	-		(2)	pts	4%
2-year compound growth	4%							4%

North America Retail
Fiscal 2020 vs. Fiscal 2019	8%	-		-		2	pts	6%
Fiscal 2021 vs. Fiscal 2020	2%	-		-		(2)	pts	4%
2-year compound growth	5%							5%

Europe & Australia
Fiscal 2020 vs. Fiscal 2019	(3)%	(3)	pts	-		2	pts	(1)%
Fiscal 2021 vs. Fiscal 2020	8%	7	pts	(1)	pt	(2)	pts	3%
2-year compound growth	2%							1%

Convenience Stores & Foodservice
Fiscal 2020 vs. Fiscal 2019	(8)%	-		-		1	pt	(9)%
Fiscal 2021 vs. Fiscal 2020	(4)%	-		-		(1)	pt	(3)%
2-year compound growth	(6)%							(6)%

Pet
Fiscal 2020 vs. Fiscal 2019	18%	-		-		-		18%
Fiscal 2021 vs. Fiscal 2020	2%	-		-		-		2%
2-year compound growth	10%							10%

Asia & Latin America
Fiscal 2020 vs. Fiscal 2019	(8)%	(4)	pts	(3)	pts	2	pts	(2)%
Fiscal 2021 vs. Fiscal 2020	10%	(4)	pts	-		(2)	pts	15%
2-year compound growth	1%							6%

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	May 30, 2021		May 31, 2020
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,582.9	35.0%	$1,768.1	35.2%
Mark-to-market effects (b)	(20.8)	(0.5)%	23.7	0.5%
Product recall adjustment, net (c)	(2.8)	(0.1)%	19.3	0.4%
Transaction costs (d)	1.0	-%	-	-%
Restructuring charges (e)	0.6	-%	1.5	-%
Project-related costs (e)	-	-%	0.4	-%
Adjusted gross margin	$1,560.9	34.5%	$1,813.0	36.1%

Operating profit as reported	$547.9	12.1%	$829.5	16.5%
Mark-to-market effects (b)	(20.8)	(0.5)%	23.7	0.5%
Product recall adjustment, net (c)	(2.8)	(0.1)%	19.3	0.4%
Transaction costs (d)	9.5	0.2%	-	-%
Restructuring charges (e)	159.1	3.5%	13.0	0.3%
Project-related costs (e)	-	-%	0.4	-%
Divestiture loss (f)	53.5	1.2%	-	-%
Non-income tax gain (g)	(8.8)	(0.2)%	-	-%
Investment activity, net (h)	1.9	-%	1.7	-%
Adjusted operating profit	$739.6	16.3%	$887.7	17.7%

Net earnings attributable to General Mills as reported	$416.8	9.2%	$625.7	12.5%
Mark-to-market effects, net of tax (b)(k)	(16.0)	(0.4)%	18.3	0.4%
Product recall adjustment, net, net of tax (c)(k)	(2.5)	(0.1)%	17.1	0.3%
Transaction costs, net of tax (d)(k)	6.7	0.1%	-	-%
Restructuring charges, net of tax (e)(k)	126.1	2.8%	9.8	0.2%
Project-related costs, net of tax (e)(k)	-	-%	0.3	-%
Divestiture loss, net of tax (f)(k)	27.1	0.6%	-	-%
Non-income tax gain, net of tax (g)(k)	(5.8)	(0.1)%	-	-%
Investment activity, net, net of tax (h)(k)	1.4	-%	1.4	-%
Tax item (i)	11.2	0.2%	-	-%
CPW restructuring charges, net of tax (j)	(0.1)	-%	0.5	-%
Adjusted net earnings attributable to General Mills	$565.0	12.5%	$673.1	13.4%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(c)	Net product recall adjustment related to our international Green Giant business in fiscal 2021. Product recall costs related to our international Green Giant business in fiscal 2020. See Note 4.
(d)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business. See Note 4.

(e)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020. See Note 3.

(f)	Divestiture loss from the sale of our Laticínios Carolina business in Brazil. See Note 2. For adjusted net earnings attributable to General Mills, the adjustment includes our 51 percent share.
(g)	Gain related to Brazil indirect tax item. See Note 4.
(h)	Valuation losses on certain corporate investments. See Note 4.
(i)	Tax item related to amendments to reorganize certain U.S. retiree health and welfare benefit plans.
(j)	CPW restructuring charges related to previously announced restructuring actions.
(k)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Fiscal Year
In Millions	2021		2020		2019
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,448.3	35.6%	$6,129.9	34.8%	$5,756.8	34.1%
Mark-to-market effects (b)	(138.8)	(0.8)%	24.7	0.1%	36.0	0.2%
Product recall adjustment, net (c)	(3.5)	-%	19.3	0.1%	-	-%
Restructuring charges (d)	2.3	-%	25.8	0.1%	9.9	0.1%
Project-related costs (d)	-	-%	1.5	-%	1.3	-%
Transaction costs (e)	1.0	-%	-	-%	-	-%
Hyperinflationary accounting (f)	-	-%	-	-%	1.4	-%
Adjusted gross margin	$6,309.4	34.8%	$6,201.2	35.2%	$5,805.4	34.4%

Operating profit as reported	$3,144.8	17.3%	$2,953.9	16.8%	$2,515.9	14.9%
Mark-to-market effects (b)	(138.8)	(0.8)%	24.7	0.1%	36.0	0.2%
Product recall adjustment, net (c)	(3.5)	-%	19.3	0.1%	-	-%
Restructuring charges (d)	172.7	1.0%	50.2	0.3%	77.6	0.5%
Project-related costs (d)	-	-%	1.5	-%	1.3	-%
Transaction and acquisition integration costs (e)	9.5	0.1%	-	-%	25.6	0.1%
Hyperinflationary accounting (f)	-	-%	-	-%	3.2	-%
Investment activity, net (g)	(76.4)	(0.4)%	8.4	-%	(22.8)	(0.1)%
Divestitures loss (h)	53.5	0.3%	-	-%	30.0	0.2%
Non-income tax gain (i)	(8.8)	-%	-	-%	-	-%
Asset impairments (j)	-	-%	-	-%	207.4	1.2%
Legal recovery (k)	-	-%	-	-%	(16.2)	(0.1)%
Adjusted operating profit	$3,153.2	17.4%	$3,058.0	17.3%	$2,858.0	16.9%

Net earnings attributable to General Mills as reported	$2,339.8	12.9%	$2,181.2	12.4%	$1,752.7	10.4%
Mark-to-market effects, net of tax (b)(o)	(106.9)	(0.6)%	19.0	0.1%	27.7	0.2%
Product recall adjustment, net, net of tax (c)(o)	(3.1)	-%	17.1	0.1%	-	-%
Restructuring charges, net of tax (d)(o)	137.2	0.8%	39.0	0.2%	62.6	0.3%
Project-related costs, net of tax (d)(o)	-	-%	1.2	-%	1.1	-%
Transaction and acquisition integration costs, net of tax (e)(o)	6.7	-%	-	-%	19.7	0.1%
Hyperinflationary accounting, net of tax (f)(o)	-	-%	-	-%	3.2	-%
Investment activity, net, net of tax (g)(o)	(60.8)	(0.3)%	3.0	-%	(17.6)	(0.1)%
Divestitures loss, net of tax (h)(o)	27.1	0.1%	-	-%	19.2	0.1%
Non-income tax gain, net of tax (i)(o)	(5.8)	-%	-	-%	-	-%
Asset impairments, net of tax (j)(o)	-	-%	-	-%	158.7	0.9%
Legal recovery, net of tax (k)(o)	-	-%	-	-%	(5.5)	-%
Tax items (l)	11.2	-%	(53.1)	(0.3)%	(72.9)	(0.4)%
CPW restructuring charges, net of tax (m)	1.9	-%	5.0	-%	11.1	0.1%
Net tax benefit (n)	-	-%	-	-%	(7.2)	-%
Adjusted net earnings attributable to General Mills	$2,347.5	13.0%	$2,212.3	12.6%	$1,952.8	11.6%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(c)	Net product recall adjustment related to our international Green Giant business in fiscal 2021. Product recall costs related to our international Green Giant business in fiscal 2020. See Note 4.
(d)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020 and fiscal 2019. See Note 3.

(e)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business in fiscal 2021. See Note 4. Acquisition integration costs related to the acquisition of Blue Buffalo in fiscal 2019.

(f)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary, which was sold in fiscal 2019.
(g)

Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 4. Valuation gains on certain corporate investments in fiscal 2019.

(h)

Divestiture loss from the sale of our Laticínios Carolina business in Brazil. See Note 2. Loss on the sale of our La Salteña refrigerated dough business in Argentina and gain on the sale of our yogurt business in China. For adjusted net earnings attributable to General Mills, the adjustment includes our 51 percent share of the loss on Laticínios Carolina and gain on the yogurt business in China.

(i)	Gain related to Brazil indirect tax item. See Note 4.
(j)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments.

(k)	Represents a legal recovery related to our Yoplait SAS subsidiary. For adjusted net earnings attributable to General Mills, the adjustment includes our 51 percent share.
(l)

Tax item related to amendments to reorganize certain U.S. retiree health and welfare benefit plans in fiscal 2021. Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020. See Note 6. Discrete tax benefit related to a capital loss carryback recorded in fiscal 2019.

(m)	CPW restructuring charges related to previously announced restructuring actions.
(n)	Net tax benefit resulting from Tax Cuts and Jobs Act (TCJA) accounting.
(o)	See reconciliation of adjusted effective income tax rate below for tax impact of adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments' operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended May 30, 2021
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on a Constant-Currency Basis
North America Retail	(30)%	Flat		(31)%
Europe & Australia	Flat	16	pts	(16)%
Pet	(24)%	Flat		(24)%
Total segment operating profit	(19)%	1	pt	(20)%

	Fiscal Year Ended May 30, 2021
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on a Constant-Currency Basis
North America Retail	Flat	Flat		Flat
Europe & Australia	33%	9	pts	24%
Pet	6%	Flat		6%
Total segment operating profit	3%	1	pt	2%
Note: Tables may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	May 30, 2021		May 31, 2020		May 26, 2019
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$478.6	$106.9	$733.0	$139.6	$615.9	$54.7
Restructuring charges (b)	159.1	33.0	13.0	3.2	16.6	2.1
Project-related costs (b)	-	-	0.4	0.1	-	(0.1)
Mark-to-market effects (c)	(20.8)	(4.8)	23.7	5.5	(0.4)	(0.1)
Investment activity, net (d)	1.9	0.5	1.7	0.3	(9.8)	(2.2)
Divestiture loss (gain) (e)	53.5	0.4	-	-	(5.4)	-
Tax items (f)	-	(11.2)	-	-	-	72.9
Transaction and acquisition integration costs (g)	9.5	2.3	-	-	4.3	1.0
Non-income tax gain (h)	(8.8)	(3.0)	-	-	-	-
Product recall adjustment, net (i)	(2.8)	(0.3)	19.3	2.2	-	-
Asset impairments (j)	-	-	-	-	0.4	-
As adjusted	$670.2	$123.8	$791.2	$150.9	$621.6	$128.3
Effective tax rate:
As reported		22.3%		19.0%		8.9%
As adjusted		18.5%		19.1%		20.6%
Sum of adjustments to income taxes		$16.8		$11.4		$73.6
Average number of common shares - diluted EPS		617.5		616.1		609.3
Impact of income tax adjustments on adjusted diluted EPS		$(0.02)		$(0.02)		$(0.12)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020 and fiscal 2019. See Note 3.

(c)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(d)	Valuation losses on certain corporate investments in fiscal 2021 and fiscal 2020. See Note 4. Valuation gains on certain corporate investments in fiscal 2019.
(e)	Divestiture loss from the sale of our Laticínios Carolina business in Brazil in fiscal 2021. See Note 2. Gain on the sale of our yogurt business in China in fiscal 2019.
(f)	Tax item related to amendments to reorganize certain U.S. retiree health and welfare benefit plans in fiscal 2021. Discrete tax benefit related to a capital loss carryback in fiscal 2019.
(g)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business in fiscal 2021. See Note 4. Acquisition integration costs related to the acquisition of Blue Buffalo in fiscal 2019.

(h)	Gain related to Brazil indirect tax item. See Note 4.
(i)	Net product recall adjustment related to our international Green Giant business in fiscal 2021. Product recall costs related to our international Green Giant business in fiscal 2020. See Note 4.
(j)	Impairment charges related to certain manufacturing assets in our North America Retail and Asia & Latin America segments.

	Fiscal Year Ended
	May 30, 2021		May 31, 2020		May 26, 2019
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$2,857.4	$629.1	$2,600.2	$480.5	$2,082.0	$367.8
Restructuring charges (b)	172.7	35.5	50.2	11.2	77.6	14.6
Project-related costs (b)	-	-	1.5	0.3	1.3	0.2
Mark-to-market effects (c)	(138.8)	(31.9)	24.7	5.7	36.0	8.3
Investment activity, net (d)	(76.4)	(15.6)	8.4	5.4	(22.8)	(5.2)
Divestitures loss (e)	53.5	0.4	-	-	30.0	13.6
Tax items (f)	-	(11.2)	-	53.1	-	72.9
Transaction and acquisition integration costs (g)	9.5	2.3	-	-	25.6	5.9
Non-income tax gain (h)	(8.8)	(3.0)	-	-	-	-
Product recall adjustment, net (i)	(3.5)	(0.4)	19.3	2.2	-	-
Net tax benefit (j)	-	-	-	-	-	7.2
Asset impairments (k)	-	-	-	-	207.4	47.7
Legal recovery (l)	-	-	-	-	(16.2)	(5.4)
Hyperinflationary accounting (m)	-	-	-	-	3.2	-
As adjusted	$2,865.7	$605.2	$2,704.3	$558.5	$2,424.1	$527.6
Effective tax rate:
As reported		22.0%		18.5%		17.7%
As adjusted		21.1%		20.7%		21.8%
Sum of adjustments to income taxes		$(24.0)		$78.0		$159.8
Average number of common shares - diluted EPS		619.1		613.3		605.4
Impact of income tax adjustments on adjusted diluted EPS		$0.04		$(0.13)		$(0.26)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020 and fiscal 2019. See Note 3.

(c)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(d)

Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 4. Valuation gains on certain corporate investments in fiscal 2019.

(e)

Divestiture loss from the sale of our Laticínios Carolina business in Brazil in fiscal 2021. See Note 2. Loss on the sale of our La Salteña refrigerated dough business in Argentina and gain on the sale of our yogurt business in China in fiscal 2019.

(f)

Tax item related to amendments to reorganize certain U.S. retiree health and welfare benefit plans in fiscal 2021. Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020. See Note 6. Discrete tax benefit related to a capital loss carryback recorded in fiscal 2019.

(g)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business in fiscal 2021. See Note 4. Acquisition integration costs related to the acquisition of Blue Buffalo in fiscal 2019.

(h)	Gain related to Brazil indirect tax item. See Note 4.
(i)	Net product recall adjustment related to our international Green Giant business in fiscal 2021. Product recall costs related to our international Green Giant business in fiscal 2020. See Note 4.
(j)	Net tax benefit resulting from TCJA accounting.
(k)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments.

(l)	Represents a legal recovery related to our Yoplait SAS subsidiary.
(m)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary, which was sold in fiscal 2019.

Free Cash Flow Conversion Rate

We believe this measure provides useful information to investors because it is important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

	Fiscal Year
In Millions	2021	2020
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,346.0	$2,210.8
Restructuring charges, net of tax (a)(j)	$137.2	$39.0
Project-related costs, net of tax (a)(j)	-	1.2
Mark-to-market effects, net of tax (b)(j)	(106.9)	19.0
Investment activity, net, net of tax (c)(j)	(60.8)	3.0
Divestiture loss, net of tax (d)(j)	53.1	-
Tax item (e)	11.2	(53.1)
Transaction costs, net of tax (f)(j)	7.2	-
Non-income tax gain, net of tax (g)(j)	(5.8)
Product recall adjustment, net, net of tax (h)(j)	(3.1)	17.1
CPW restructuring costs, net of tax (i)	1.9	5.0
Adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,380.1	$2,241.8

Net cash provided by operating activities	2,983.2	3,676.2
Purchases of land, buildings, and equipment	(530.8)	(460.8)
Free cash flow	$2,452.4	$3,215.4

Net cash provided by operating activities conversion rate	127%	166%
Free cash flow conversion rate	103%	143%
Note: Table may not foot due to rounding.
(a)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020. See Note 3.

(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(c)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 4.
(d)	Divestiture loss from the sale of our Laticínios Carolina business in Brazil. See Note 2.
(e)

Tax item related to amendments to reorganize certain U.S. retiree health and welfare benefit plans in fiscal 2021. Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020. See Note 6.

(f)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business. See Note 4.

(g)	Gain related to Brazil indirect tax item. See Note 4.
(h)	Net product recall adjustment related to our international Green Giant business in fiscal 2021. Product recall costs related to our international Green Giant business in fiscal 2020. See Note 4.
(i)	CPW restructuring charges related to previously announced restructuring actions.
(j)	See reconciliation of adjusted effective income tax rate for tax impact of adjustment.

Net Debt-to-Adjusted Earnings before Net Interest, Income Taxes, Depreciation and Amortization (EBITDA) Ratio

We believe that this measure provides useful information to investors because it is an indicator of our ability to incur additional debt and to service our existing debt.

The reconciliation of adjusted EBITDA to net earnings, including earnings attributable to redeemable and noncontrolling interests, its GAAP equivalent, as well as the calculation of the net debt-to-adjusted EBITDA ratio are as follows:

	Fiscal Year
In Millions	2021	2020
Total debt (a)	$12,612.0	$13,539.5
Cash	1,505.2	1,677.8
Net debt	$11,106.8	$11,861.7

Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,346.0	$2,210.8
Income taxes	629.1	480.5
Interest, net	420.3	466.5
Depreciation and amortization	601.3	594.7
EBITDA	3,996.8	3,752.5
After-tax earnings from joint ventures	(117.7)	(91.1)
Restructuring charges (b)	172.7	50.2
Project-related costs (b)	-	1.5
Mark-to-market effects (c)	(138.8)	24.7
Investment activity, net (d)	(76.4)	8.4
Divestiture loss (e)	53.5	-
Transaction costs (f)	9.5	-
Non-income tax gain (g)	(8.8)	-
Product recall adjustment, net (h)	(3.5)	19.3
Adjusted EBITDA	$3,887.4	$3,765.6

Net debt-to-adjusted EBITDA ratio	2.9	3.2

Note: Table may not foot due to rounding.

(a)	Notes payable and long-term debt, including current portion.
(b)

Restructuring charges related to actions designed to better align our organizational structure and resources with strategic initiatives, Asia & Latin America route-to-market and supply chain optimization actions, and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020. See Note 3.

(c)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(d)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 4.
(e)	Divestiture loss from the sale of our Laticínios Carolina business in Brazil. See Note 2.
(f)

Transaction costs related to our non-binding memorandum of understanding to sell our 51 percent controlling interest in our European Yoplait business and our planned acquisition of Tyson Foods’ pet treats business. See Note 4.

(g)	Gain related to Brazil indirect tax item. See Note 4.
(h)	Net product recall adjustment related to our international Green Giant business in fiscal 2021. Product recall costs related to our international Green Giant business in fiscal 2020. See Note 4.